Exhibit 3.28.1
FOURTH AMENDED AND RESTATED
ARTICLES OF INCORPORATION
NAVIOS CORPORATION
The undersigned, the President and the Secretary of Navios Corporation, a corporation incorporated under the laws of the Republic of the Marshall Islands (the “Corporation”), for the purpose of amending and restating the Articles of Incorporation of the Corporation pursuant to Sections 88 and 93 of the Associations Law of the Republic of the Marshall Islands, 1990, as amended, hereby certify as follows:
1.	The name of the Corporation is NAVIOS CORPORATION

2.	The Articles of Incorporation of the Corporation were filed with the Registrar of Corporations of the Republic of the Marshall Islands on August 19, 1999, which is the date upon which existence the Corporation commenced.

3.	Amended and Restated Articles of Incorporation of the Corporation were filed with the Registrar of Corporations on October 27, 1999.

4	Amended and Restated Articles of Incorporation of the Corporation were filed with the Registrar of Corporations on August 31, 2000.

5.	The Articles of Merger of the Corporation were filed with the Registrar of Corporation on December 5, 2000.

6.	Third Amended and Restated Articles of Incorporation of the Corporation were flied with the Registrar of Corporations on March 26, 2003.

7.	The purposes of the amendments effected hereby are to restate in greater detail the purposes of the Corporation.

8.	This Amendment and Restatement of the Articles of Incorporation has been authorized by actions of the Board of Directors and Shareholders of the Corporation.

9.	The Articles of Incorporation as heretofore amended and restated are hereby further amended in their entirety and restated as follows:
A.	The name of the Corporation is NAVIOS CORPORATION

B.	The purpose of the Corporation is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the Marshall Islands Business Corporations Act, including, among others, commercial shipping and activities related thereto, such as chartering, sub-chartering, charter or sales of shipbuilding brokerage activities and trading of contracts or instruments related to or deriving therefrom, in general with regard to vessels flying the Greek or foreign flag, in excess of 500 GRT that are used in international shipping routes.

C.	The registered address of the Corporation in the Marshall Islands is Trust Company Complex, Ajeltake Island, P.O. Box 1405, Majuro, Marshall Islands, MH96960. The name of the Corporation’s registered agent at such address is Trust Company of the Marshall Islands, Inc.

D.	The aggregate number of shares of stock that the Corporation is authorized to issue is 200,000 (Two Hundred Thousand) shares of common stock in registered form with a par value of Ten Cents ($0.10) per share.

E.	The Board of Directors as well as the shareholders of the Corporation shall have the authority to adopt, amend or repeal the Bylaws of the Corporation.

F.	The Corporation shall have every power which a corporation now or hereafter organized under the Marshall Islands Business Corporations Act may have.
     IN WITNESS WHEREOF, we have executed this instrument on the 15th day of October 2004.

NAVIOS CORPORATION		NAVIOS CORPORATION

By:	/s/ Anthony R. Whitworth	By:	/s/ Bruce C. Hoag

	Anthony R. Whitworth		Bruce C. Hoag
	President		Secretary